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                       CONSENT OF FORRESTER RESEARCH, INC.
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                                                                   March 5, 1999

Forrester Research, Inc. ("Forrester") consents to the inclusion of our name and the intellectual property contained in the attached document in the preliminary prospectus and the final prospectus of Bear Stearns' client to be prepared in connection with the client's initial public offering of securities.

Forrester does not consent to be an expert in the registration statement or as having prepared or certified any part of the registration statement.

Mike Shirer
Public Relations Manager
Forrester Research, Inc.

617-806-6011